Exhibit 10.3

FIRST AMENDMENT TO

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This First Amendment (“Amendment”) to the Amended and Restated Employment Agreement (“Agreement”) dated January 7, 2013 between K12 Inc., a Delaware corporation (“Company”), and Ronald J. Packard (“Executive”).  This Amendment is deemed effective April 29, 2013.

The Agreement is amended and affirmed as follows:

Change the last two sentences of Section 3.7 and add a third sentence at the end of Section 3.7 to read:

Notwithstanding the foregoing, Executive may not resign for Constructive Termination at any time during calendar year 2013, unless (i) Executive provides Company prior written notice of his intent to resign due to Constructive Termination within three hundred twenty eight (328) days of the initial existence of any condition constituting Constructive Termination, but no earlier than ninety (90) days prior thereto, (ii) Company is provided with a period of at least thirty (30) days to remedy such condition and does not remedy the condition within such thirty (30) day period, and (iii) Executive’s termination of employment occurs no later than three hundred fifty eight (358) days after the initial existence of the condition constituting Constructive Termination.  The Board may, in its sole and absolute discretion, extend or modify the time periods in clauses (i) and (iii) of the previous sentence.  After calendar year 2013, Executive may not resign for Constructive Termination unless (i) Executive provides Company prior written notice of his intent to resign due to Constructive Termination within ninety (90) days of the existence of the condition constituting Constructive Termination, (ii) Company is provided with a period of at least thirty (30) days to remedy such condition and does not remedy the condition within such thirty (30) day period, and (iii) Executive’s termination of employment occurs no later than one hundred and eighty (180) days after the initial existence of the condition constituting Constructive Termination.

There are no other changes to the Agreement, and the Company’s rights under Section 3.4 (Termination for Cause) shall remain in effect.

This Amendment may be executed in two or more counterparts all of which shall be considered the same amendment.

K12 Inc.

By:	/s/ Nathaniel A. Davis
Nathaniel A. Davis
Executive Chairman

/s/ Ronald J. Packard
Ronald J. Packard
Chief Executive Officer